LOCK-UP LETTER AGREEMENT

Barclays Capital Inc.

BMO Capital Markets Corp.

As Representatives of the several Underwriters to be named in Schedule I of the Underwriting Agreement,

c/o Barclays Capital Inc.

745 Seventh Avenue New York, New York 10019

Ladies and Gentlemen:

The undersigned understands that you and certain other firms (the "Underwriters") propose to enter into an Underwriting Agreement (the "Underwriting Agreement ^) providing for the purchase by the Underwriters of shares (the "Stock") of Common Stock, par value $0,001 per share (the "Common Stock"), of Applied Genetic Technologies Corporation, a Delaware corporation (the "Company"), and that the Underwriters propose to reoffer the Stock to the public (the "Offering").

In consideration of the execution of the Underwriting Agreement by the Underwriters, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of Barclays Capital Inc. ^Barclays") and BMO Capital Markets Corp. ^BMO"), on behalf of the Underwriters, the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock (including, without limitation, shares of Common Stock that may be deemed to be beneficially owned by the undersigned in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and shares of Common Stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Common Stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of the Company, or (4) publicly disclose the intention to do any of the foregoing for a period commencing on the date hereof and ending on the 180th day after the date of the prospectus relating to the Offering (such 180-day period, the "Lock-Up Period').

The foregoing paragraph shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in the open market after the completion of the Offering, (b) bona fide gifts, sales or other dispositions, in each case that are made exclusively between and among the undersigned, members of the undersigned's family (including trusts, partnerships, corporations, limited liability companies and other tax and estate planning vehicles, in each case owned by, or held for the benefit of, the undersigned, the undersigned's family and charitable beneficiaries), the undersigned's partners (if a partnership), members (if a limited liability company) or stockholders (if a corporation) and affiliates of the undersigned (including funds or other entities managed by the same manager), and transfers or other dispositions by will, other testamentary document or intestate succession; provided that it shall be a condition to any transfer pursuant to this clause (b) that (i) the transferee/donee agrees to be bound by the terms of this Lock-Up Letter Agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto, (ii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act of 1933, as amended (the Securities Act"), and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-Up Period (except that this clause (ii) shall not apply to transfers or other dispositions by will, other testamentary document or intestate succession), and (iii) the undersigned notifies Barclays and BMO at least two business days prior to the proposed transfer or disposition, (c) the exercise of warrants, the exercise of stock options granted pursuant to the Company's stock option/incentive plans or otherwise, or the conversion of securities, in each case outstanding on the date of the prospectus relating to the Offering; provided, that the restrictions shall apply to shares of Common Stock issued upon such exercise or conversion, (d) the establishment of any contract, instruction or plan that satisfies all of the requirements of Rule 10b5-l (a ' Rule 10b5-l Plan") under the Exchange Act; provided, however, that no sales of Common Stock or securities convertible into, or exchangeable or exercisable for. Common Stock, shall be made pursuant to a Rule 10b5-l Plan prior to the expiration of the Lock-Up Period; provided further, that the Company is not required to report the establishment of such Rule 10b5-l Plan in any public report or filing with the Commission under the Exchange Act during the Lock-Up Period and does not otherwise voluntarily effect any such public filing or report regarding such Rule 10b5-l Plan during the Lock-Up Period, (e) any forfeiture, sale or other transfer to the Company in connection with the termination of the undersigned's employment with or services to the Company and (f) the transfer of shares to the Company to satisfy withholding taxes for any equity award granted prior to the date of the prospectus relating to the Offering, such as upon exercise, vesting, lapse of substantial risk of forfeiture, or other similar taxable event, in each case on a "cashless" or "net exercise" basis.

If the undersigned is an officer or director of the Company, (i) the undersigned agrees that the foregoing provisions shall be equally applicable to any issuer- directed Stock (as referred to in FINRA Rule 5131(d)(2)(A)) that the undersigned may purchase in the Offering pursuant to an allocation of Stock that is directed in writing by the Company, (ii) each of Barclays and BMO agree on behalf of the Underwriters that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock, Barclays and BMO will notify the Company of the impending release or waiver, and (iii) the Company will undertake in the Underwriting Agreement to announce the impending release or waiver by issuing a press release through a major news service (as referred to in FINRA Rule 5131 (d)(2)(B)) at least two business days before the effective date of the release or waiver. Any release or waiver granted by Barclays and BMO on behalf of the Underwriters hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if both (a) the release or waiver is effected solely to permit a transfer not for consideration, and (b) the transferee has agreed in writing to be bound by the same terms described in this letter that are applicable to the transferor, to the extent and for the duration that such terms remain in effect at the time of the transfer.

In furtherance of the foregoing, the Company and its transfer agent are hereby authorized to (a) decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement and (b) place legends on and issue stop transfer instructions with respect to any Stock subject to this Lock-Up Letter Agreement.

It is understood that, if the Company notifies the Underwriters in writing that it does not intend to proceed with the Offering, if the Underwriting Agreement does not become effective by April 30, 2014, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Stock, the undersigned will be released from its obligations under this Lock-Up Letter Agreement.

The undersigned understands that the Company and the Underwriters will proceed with the Offering in reliance on this Lock-Up Letter Agreement.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

This Lock-Up Letter Agreement shall automatically terminate upon the earlier to occur, if any, of (1) the termination of the Underwriting Agreement before the sale of any Stock to the Underwriters or (2) April 30, 2014, in the event that the Underwriting Agreement has not been executed by that date. This Lock-Up Letter Agreement, and any claim, controversy or dispute arising under or related to it, shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

[Signature page follows]

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,

Date: October 28, 2014                                                      S.R. One, limited

By: /s/ Brian Gallagher

Name: Brian Gallagher_________

Title: Vice President and Partner